Exhibit 99.2

Report of Independent Registered Public Accounting Firm

To the Unitholders and Board of Directors of Priority Holdings, LLC and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Priority Holdings, LLC and Subsidiaries (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of operations, changes in members’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2017, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Other Matter

On February 26, 2018, as amended, the unitholders of the Company entered into a contribution agreement with M I Acquisitions, Inc. (“M I”), a special purpose acquisition corporation, pursuant to which M I will acquire all of the outstanding equity interests of the Company.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RSM US LLP

We have served as the Company’s auditor since 2014.

Atlanta, Georgia
April 18, 2018

F-1

Priority holdings, LLC AND SUBSIDIARIES

Consolidated Balance Sheets

As of December 31, 2017 and 2016

	As of December 31,
(in thousands)	2017	2016
ASSETS
Current Assets:
Cash	$27,966	$32,279
Restricted cash	16,193	9,423
Accounts receivable, net of allowance for doubtful accounts of $484 and $727, respectively	47,433	33,746
Due from related parties	197	386
Prepaid expenses and other current assets	3,550	5,300
Current portion of notes receivable	3,442	1,581
Settlement assets	7,207	5,690
Total current assets	105,988	88,405

Notes receivable, less current portion	3,807	3,991
Property, equipment, and software, net	11,943	9,884
Goodwill	101,532	101,532
Intangible assets, net	42,062	50,037
Investment in unconsolidated entities	1,361	1,494
Other assets	14	707
Total assets	$266,707	$256,050

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$18,603	$11,162
Accrued residual commissions	23,470	18,926
Customer deposits	4,853	4,139
Due to related parties	-	244
Current portion of notes payable	7,582	-
Settlement obligations	10,474	4,488
Current portion of common unit repurchase obligation	1,500	-
Total current liabilities	66,482	38,959

Notes payable, net of discounts and deferred financing costs	267,939	87,094
Warrant liability	8,701	4,353
Contingent consideration	-	4,222
Common unit repurchase obligation	7,690	-
Other liabilities	6,050	5,415
Total long term liabilities	290,380	101,084
Total liabilities	356,862	140,043

Commitments and Contingencies (Notes 10, 12, and 14)
Members’ equity (deficit)	(90,155)	116,007
Total liabilities and members’ equity (deficit)	$266,707	$256,050

See Notes to Consolidated Financial Statements

F-2

Priority holdings, LLC AND SUBSIDIARIES

Consolidated Statements of Operations

For the years ended December 31, 2017, 2016, and 2015

	Year Ended December 31,
(in thousands, except per unit data)	2017	2016	2015
REVENUE:
Merchant card fees revenue	$398,988	$321,091	$268,221
Outsourced services revenue	23,308	20,061	14,815
Other revenue	3,323	2,962	3,208
Total revenue	425,619	344,114	286,244

OPERATING EXPENSES:
Costs of merchant card fees	305,461	243,049	199,067
Other costs of services	15,743	13,971	13,133
Salary and employee benefits	32,357	32,330	27,258
Depreciation and amortization	14,674	14,733	15,633
Selling, general and administrative	9,088	7,790	7,294
Change in fair value of contingent consideration	(410)	(2,665)	(575)
Other operating expenses	13,457	9,066	9,875
Total operating expenses	390,370	318,274	271,685
Income from operations	35,249	25,840	14,559

OTHER INCOME (EXPENSES):
Interest and other income	637	488	268
Interest and other expense	(31,159)	(5,980)	(5,490)
Equity in loss of unconsolidated entities	(133)	(162)	(70)
Total other expenses	(30,655)	(5,654)	(5,292)
Net income	$4,594	$20,186	$9,267

Earnings per unit:
Basic earnings per unit	$0.85	$2.01	$0.92
Diluted earnings per unit	$0.85	$2.01	$0.92

Weighted-average common units outstanding:
Basic	5,098	10,000	10,000
Diluted	5,098	10,000	10,000

See Notes to Consolidated Financial Statements

F-3

Priority holdings, LLC AND SUBSIDIARIES

Consolidated Statements of Changes in Members’ Equity (Deficit)

For the years ended December 31, 2017, 2016, and 2015

(in thousands)	Preferred Units - A Amount	Preferred Units - A Units	Common Units - A Amount	Common Units - A Units	Common Units - B Amount	Common Units - B Units	Common Units - C Amount	Common Units - C Units	Members’ Equity (Deficit)
Balance - December 31, 2014	$2,325	2,701	$94,282	10,000	$-	-	$1,334	1,500	$97,941
Member distributions	-	-	(3,682)	-	-	-	-	-	(3,682)
Net income	231	-	8,356	-	-	-	680	-	9,267
Balance - December 31, 2015	2,556	2,701	98,956	10,000	-	-	2,014	1,500	103,526
Member distributions	-	-	(10,019)	-	-	-	-	-	(10,019)
Unit-based compensation	-	-	-	-	2,314	638	-	-	2,314
Net income	153	-	20,033	-	-	-	-	-	20,186
Balance - December 31, 2016	2,709	2,701	108,970	10,000	2,314	638	2,014	1,500	116,007
Member distributions	-	-	(3,399)	-	-	-	-	-	(3,399)
Unit-based compensation	-	-	-	-	1,021	-	-	-	1,021
Net income	-	-	4,594	-	-	-	-	-	4,594
Redemption of membership interest	-	-	(203,000)	(4,751)	-	-	-	-	(203,000)
Reclass for common unit repurchase obligation	-	-	(9,190)	-	-	-	-	-	(9,190)
Release of contingent consideration	-	-	3,812	-	-	-	-	-	3,812
Elimination of Class C Units	-	-	2,014	-	-	-	(2,014)	(1,500)	-
Elimination of Preferred Units	(2,709)	(2,701)	2,709	-	-	-	-	-	-
Pro rata adjustment and forfeitures	-	-	-	-	-	(336)	-	-	-
Balance - December 31, 2017	-	-	$(93,490)	5,249	$3,335	302	$-	-	$(90,155)

See Notes to Consolidated Financial Statements

F-4

Priority holdings, LLC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the years ended December 31, 2017, 2016, and 2015

	Year Ended December 31,
(in thousands)	2017	2016	2015
Cash flows from operating activities:
Net income	$4,594	$20,186	$9,267
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,674	14,733	15,633
Unit-based compensation expense	1,021	2,314	-
Amortization of debt issuance costs	714	391	324
Amortization of debt discount	497	274	274
Equity in loss of unconsolidated affiliates	133	162	70
Change in fair value of warrant liability	4,198	1,204	1,435
Change in fair value of contingent consideration	(410)	(2,665)	(575)
Loss on debt extinguishment	1,753	-	-
Payment in kind interest	5,118	-	-
Other non-cash change	133	196	694
Change in operating assets and liabilities:
Accounts receivable	(13,687)	8,388	(5,004)
Settlement assets	(1,517)	1,296	(6,987)
Prepaid expenses and other current assets	1,728	390	(3,754)
Notes receivable	(1,677)	(2,855)	(1,527)
Related parties	(55)	19	-
Accounts payable, accrued expenses and accrued residual commissions	12,317	(14,938)	8,878
Settlement obligations	5,986	(8,831)	5,374
Customer deposits	714	2,084	875
Other liabilities	635	(73)	331
Net cash provided by operating activities	36,869	22,275	25,308

Cash flows from investing activities:
Current year acquisitions, net of cash acquired	-	-	(26,724)
Investment of unconsolidated entity	-	-	(903)
Additions to property and equipment	(6,554)	(4,098)	(2,882)
Additions to intangible assets	(2,483)	(2,264)	(1,379)
Net cash used in investing activities	(9,037)	(6,362)	(31,888)

Cash flows from financing activities:
Proceeds from issuance of long term debt	276,290	-	22,696
Repayment of long term debt	(90,696)	-	-
Debt issuance costs	(4,570)	(529)	(300)
Distributions to members	(3,399)	(10,019)	(3,682)
Redemption of membership interests	(203,000)	-	-
Net cash (used in) provided by financing activities	(25,375)	(10,548)	18,714

Change in cash and restricted cash:
Net increase in cash and restricted cash	2,457	5,365	12,134
Cash and restricted cash, at the beginning of year	41,702	36,337	24,202
Cash and restricted cash, at the end of year	$44,159	$41,702	$36,336

Supplemental Cash Flow information:
Cash paid for interest	$19,036	$3,716	$3,458

Non-cash investing and financing activities:
Purchase of property and equipment through accounts payable	$60	$392	$-
Common unit repurchase obligation	$9,190	$-	$-

See Notes to Consolidated Financial Statements

F-5

Priority holdings, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1. Nature of business and Summary of significant accounting policies

Nature of Business

Priority Holdings, LLC was organized as a limited liability company on May 21, 2014 in the state of Delaware in accordance with the provisions of the Delaware Limited Liability Company Act as a result of the merger between Pipeline Cynergy Holdings, LLC (“PCH”) and Priority Payment Systems Holdings, LLC (“PPSH”). Priority Holdings, LLC and its subsidiaries are hereinafter referred to as the Company. Until January 3, 2017, the Company was owned by a group of private equity investors led primarily by Priority Investment Holdings, LLC (“PIH”) and Comvest Pipeline Cynergy Holdings, LLC (“Comvest”). On January 3, 2017, the Company exercised a redemption of the majority of Comvest’s membership units resulting in a change in the majority-voting unitholder. See Note 12 – Members Equity.

The Company provides merchant transaction processing services to small and medium-sized merchants and operates in two reportable segments, Consumer Payments and Commercial Payments and Managed Services. For more information about the Company’s segments, refer to Note 16 – Segment Information. The Company enters into agreements with payment processors which in turn have agreements with multiple Card Associations. These Card Associations comprise an alliance aligned with insured financial institutions (“Member Banks”) that work in conjunction with various local, state, territory, and federal government agencies to make the rules and guidelines regarding the use and acceptance of credit and debit cards. Card Association rules require that vendors and processors be sponsored by a Member Bank and register with the Card Associations. The Company has multiple sponsorship bank agreements and is a registered Independent Sales Organization (“ISO”) with Visa®. The Company is also a registered Member Service Provider with MasterCard®. The Company’s sponsorship agreements allow the capture and processing of electronic data in a format to allow such data to flow through networks for clearing and fund settlement of merchant transactions. The Company uses a direct sales force and contracts with other ISOs and Independent Sales Agents (“ISA”) to attract merchant accounts. The Company develops and uses software to process and monitor merchant transactions, provide customer support and other back office services.

Basis of Presentation and Consolidation

The accompanying consolidated financial statements include those of the Company and its controlled subsidiaries. All intercompany accounts and transactions have been eliminated upon consolidation. Investments in unconsolidated affiliated companies are accounted for under the equity method and are included in “Investment in unconsolidated entities” in the accompanying consolidated balance sheets. The Company generally utilizes the equity method of accounting when it has an ownership interest of between 20% and 50% in an entity, provided the Company is able to exercise significant influence over the investee’s operations.

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and present our financial position, results of operations and cash flows.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

F-6

Priority holdings, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents include investments with original maturities of three months or less (when purchased) and cash on hand. Additionally, the Company classifies Company-owned cash accounts holding reserves for potential losses and customer settlement funds as restricted cash. Restricted cash is classified as current in the consolidated balance sheets and held for the purpose of either customer settlement in process activity or reserves held per contact terms. At December 31, 2017 and 2016, the Company maintained restricted cash of $16.2 million and $9.4 million, respectively.

Accounts Receivable

Accounts receivable are stated net of allowance for doubtful accounts and are amounts primarily due from the Company’s sponsor banks for revenues earned, net of related interchange and bank processing fees, and do not bear interest. Other types of accounts receivable are from agents, merchants and other customers. Amounts due from sponsor banks are typically paid within 30 days following the end of each month.

The allowance for doubtful accounts at December 31, 2017 and 2016, was $0.5 million and $0.7 million, respectively. The Company records an allowance for doubtful accounts when it is probable that the accounts receivable balance will not be collected, based upon loss trends and an analysis of individual accounts. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recognized when received.

Property, equipment and software, net

Property and equipment are stated at cost, except for property and equipment acquired in a merger or business combination, which is recorded at fair value at the time of the transaction. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets.

The Company has multiple operating leases, all of which are related to office space. As operating leases do not involve transfer of risks and rewards of ownership of the leased asset to the lessee, the Company expenses the costs of its operating leases. The Company will make various alterations (leasehold improvements) to the office space and capitalize these costs as part of property and equipment. Leasehold improvements are amortized on a straight-line basis over the useful life of the improvement or the term of the lease, whichever is shorter.

Expenditures for repairs and maintenance which do not extend the useful life of the respective assets are charged to expense as incurred. Expenditures that increase the value or productive capacity of assets are capitalized. At the time of retirements, sales, or other dispositions of property and equipment, the original cost and related accumulated depreciation are removed from the respective accounts, and the gains or losses are presented as a component of income or loss from operations.

Costs incurred to develop software for internal use

The Company accounts for costs incurred to develop computer software for internal use in accordance with U.S. GAAP. Internal-use software development costs are capitalized once: (1) the preliminary project stage is completed, (2) management authorizes and commits to funding a specific software project, and (3) it is probable that the project will be completed and the software will be used to perform the function intended. Costs incurred prior to meeting the qualifications are expensed as incurred. Capitalization of costs ceases when the project is substantially complete and ready for its intended use. Post-implementation costs related to the internal use computer software, are expensed as incurred. Internal use software development costs are amortized using the straight-line method over its estimated useful life which ranges from three to five years. Software development costs may become impaired in situations where development efforts are abandoned due to the viability of the planned project becoming doubtful or due to technological obsolescence of the planned software product. For the years ended December 31, 2017, 2016, and 2015, there has been no impairment associated with internal use software. For each of the years ended December 31, 2017 and 2016, the Company capitalized software development costs of $3.1 million. As of December 31, 2017 and 2016, capitalized software development costs, net of accumulated amortization, totaled $6.7 million and $5.1 million, respectively, and is included in property, equipment, and software, net on the consolidated balance sheets. Amortization expense for capitalized software development costs for the years ended December 31, 2017, 2016, and 2015 was $1.6 million, $1.0 million, and $0.8 million, respectively.

F-7

Priority holdings, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Settlement Assets and Obligations

Settlement processing assets and obligations represent intermediary balances arising in the Company’s settlement process for merchants and other customers. See Note 3—Settlement Processing Assets and Obligations for further information.

Investments in Unconsolidated Entities

The Company utilizes the equity method of accounting for investments when it possesses the ability to exercise significant influence, but not control, over the operating and financial policies of the investee. In applying the equity method, the Company records its investment at cost and subsequently increases or decreases the carrying amount of the investment by its proportionate share of the net earnings or losses and other comprehensive income (loss) of the investee. Dividends or other equity distributions reduce the carrying value of the investment.

As of December 31, 2017 and 2016, the Company holds two equity investments. The Company holds a 14.3% and 21.8% ownership interest in two entities with no voting control, but does have the ability to exercise significant influence over the investees. The nature of the Company’s contractual relationships with its unconsolidated entities are such that the Company does not direct, nor participate in, the activities that most significantly impact the unconsolidated entities economic performance, including but not limited to: (i) negotiating prices with the unconsolidated entities’ merchant customers, (ii) determining the commission structure for the unconsolidated entities’ sales force, (iii) developing and approving the unconsolidated entities’ annual operating budget, (iv) hiring and firing the unconsolidated entities’ chief executive, and (v) developing a business strategy, including the target market for the unconsolidated entities’ merchant portfolio. Accordingly, the Company has determined that it does not have a controlling financial interest in, and is therefore not the primary beneficiary of, its unconsolidated entities.

Intangible Assets

Intangible assets, acquired in connection with various acquisitions, are recorded at fair value determined using a discounted cash flow model as of the date of the acquisition. Intangible assets primarily include merchant portfolios and other intangible assets such as non-compete agreements, tradenames, acquired technology (developed internally by acquired companies prior to the business combination with the Company) and customer relationships.

Merchant Portfolios

Merchant portfolios represent the value of the acquired merchant customer base at the time of acquisition. The Company amortizes the cost of its acquired merchant portfolios over their estimated useful lives, which range from one year to ten years, using either a straight-line or an accelerated method that most accurately reflects the pattern in which the economic benefits of the respective asset is consumed.

Other Intangible Assets

Other intangible assets consist of values relating to non-compete agreements, trade names, acquired technology (developed internally prior to business combinations) and customer relationships. These values are amortized over the estimated useful lives ranging from three years to 25 years.

Goodwill

The Company tests goodwill for impairment for each of its reporting units on an annual basis, or when events occur or circumstances indicate the fair value of a reporting unit is below its carrying value. If the fair value of a reporting unit is less than its carrying value, an impairment loss is recorded to the extent that implied fair value of the goodwill within the reporting unit is less than its carrying value. The Company performed its most recent annual goodwill impairment test as of November 30, 2017 using market data and discounted cash flow analyses. Based on this analysis, it was determined that the fair value exceeded the carrying value of each of its reporting units. The Company concluded there were no indicators of impairment for the years ended December 31, 2017, 2016 and 2015.

Business Combinations

The Company uses the acquisition method of accounting for business combinations which requires assets acquired and liabilities assumed to be recognized at their fair values on the acquisition date. Goodwill represents the excess of the purchase price over the fair value of the net assets acquired. The fair values of the assets acquired and liabilities assumed are determined based upon the valuation of the acquired business and involves making significant estimates and assumptions based on facts and circumstances that existed as of the acquisition date. The Company uses a measurement period following the acquisition date to gather information that existed as of the acquisition date that is needed to determine the fair value of the assets acquired and liabilities assumed. The measurement period ends once all information is obtained, but no later than one year from the acquisition date.

F-8

Priority holdings, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Impairment of Long-lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. For long-lived assets, except goodwill, an impairment loss is indicated when the undiscounted future cash flows estimated to be generated by the asset group are not sufficient to recover the unamortized balance of the asset group. If indicated, the loss is measured as the excess of carrying value over the asset groups’ fair value, as determined based on discounted future cash flows. The Company concluded there were no indications of impairment for the years ended December 31, 2017, 2016 and 2015.

Accrued Residual Commissions

Accrued residual commissions consist of amounts due to ISOs and ISAs on the processing volume of the Company’s merchant customers. The commissions due are based on varying percentages of the volume processed by the Company on behalf of the merchants. Percentages vary based on the program type and transaction volume of each merchant. Residual commission expense was $249.9 million, $195.4 million and $157.0 million, respectively, for the years ended December 31, 2017, 2016 and 2015, and is included in costs of merchant card fees in the accompanying consolidated statements of operations.

ISO Deposit and Loss Reserve

ISOs may partner with the Company in an executive partner program in which ISOs are given preferential pricing in exchange for bearing risk of loss. Through the arrangement, the Company accepts deposits on behalf of the ISO and a reserve account is established by the Company. All amounts maintained by the Company are included in the accompanying consolidated balance sheets as other liabilities, which are directly offset by restricted cash accounts owned by the Company.

Unit-Based Compensation

The Company’s unit-based compensation plan, allows for the issuance of Management Incentive Units to employees and contractors. The Company measures and recognizes compensation expense for all unit-based awards based on estimated fair values at the time of grant. The Company estimates the fair value of unit-based awards using an option pricing valuation model. The Company expenses, on a straight-line basis, the portion of the award value expected to vest over the requisite service period, net of estimated forfeitures.

Revenue and Cost Recognition

The Company recognizes revenue when (1) it is realized or realizable and earned, (2) there is persuasive evidence of an arrangement, (3) delivery and performance has occurred, (4) there is a fixed or determinable sales price and (5) collection is reasonably assured.

The Company generates revenue primarily for fees charged to merchants for the processing of card-based transactions. The Company’s reporting segments are organized by services the Company provides and distinct business units. Set forth below is a description of the Company’s revenue by segment. See Note 16 – Segment Information for further discussion of the Company’s reportable segments.

Consumer Payments

The Company’s Consumer Payments segment represents merchant card fee revenues, which are based on the electronic transaction processing of credit, debit and electronic benefit transaction card processing authorized and captured through third-party networks, check conversion and guarantee, and electronic gift certificate processing. Merchants are charged rates which are based on various factors, including the type of bank card, card brand, merchant charge volume, the merchants industry and the merchant’s risk profile. Typically, revenues generated from these transactions are based on a variable percentage of the dollar amount of each transaction and in some instances, additional fees are charged for each transaction. The Company’s contracts in most instances involve three parties: the Company, the merchant and the sponsoring bank. The Company’s sponsoring banks collect the gross revenue from the merchants, pay the interchange fees and assessments to the credit card associations, retain their fees and pay to the Company a net residual payment representing the Company’s fee for the services provided. Merchant customers may also be charged miscellaneous fees, including statement fees, annual fees, and monthly minimum fees, fees for handling chargebacks, gateway fees and fees for other miscellaneous services.

F-9

Priority holdings, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The determination of whether a company should recognize revenue based on the gross amount billed to a customer or the net amount retained is a matter of judgment that depends on the facts and circumstances of the arrangement and that certain factors should be considered in the evaluation. The Company recognizes merchant card fee revenues net of interchange fees, which are assessed to the Company’s merchant customers on all transactions processed by third parties. Interchange fees and rates are not controlled by the Company, which effectively acts as a clearing house collecting and remitting interchange fee settlement on behalf of issuing banks, debit networks, credit card associations and its processing customers. All other revenue is reported on a gross basis, as the Company contracts directly with the merchant, assumes the risk of loss and has pricing flexibility.

Commercial Payments and Managed Services

The Company’s Commercial Payments and Managed Services segment represents outsourced services revenue, which is primarily derived from providing an outsourced sales force to certain enterprise customers. These services may be provided in areas related to supplier / management campaigns, merchant development programs, and receivable finance management. Commercial Payments and Managed Services are provided on a cost-plus fee arrangement. Revenue is recognized to the extent of billable rates times hours worked and other reimbursable costs incurred.

Other revenue

Other revenue is comprised of fees for services not specifically described above, which are generally transaction-based fees that are recognized at the time the transactions are processed, and revenue generated from the sale of point of sale devices (“terminals”) when the following four criteria are met: evidence of an agreement exists, delivery has occurred, the selling price is fixed and determinable, and collection of the selling price is reasonably assured.

Costs of Services

Costs of Merchant Card Fees

Cost of merchant card fees primarily consist of residual payments to agents and ISOs and other third-party costs directly attributable to payment processing. The residual payments represent commissions paid to agents and ISOs based upon a percentage of the net revenues generated from merchant transactions.

Other Costs of Services

Other costs of services include salaries directly related to outsourced services revenue, merchant supplies, and other service expenses.

Advertising

The Company expenses advertising and promotion costs as incurred. Advertising and promotion expense was approximately $0.5 million, $0.4 million, and $0.6 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Income Taxes

The Company is organized as a Delaware limited liability company. The Company has elected to be treated as a limited liability corporation for the purpose of filing income tax returns, and as such, the income and losses of the Company flow through to the members. Accordingly, no provisions for federal income taxes are provided in the consolidated financial statements. However, management intends to distribute funds to cover the members’ Company-related tax liabilities.

As of December 31, 2017 and 2016, the Company has no material uncertain tax positions. The Company recognizes interest and penalties associated with uncertain tax positions as a component of income tax expense when identified. The accrual for interest and penalties is zero at December 31, 2017 and 2016.

F-10

Priority holdings, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

On December 22, 2017, the U.S. government enacted tax reform legislation (U.S. tax reform) that reduced the corporate income tax rate and included a broad range of complex provisions affecting the taxation of businesses. Certain effects of the new legislation would generally require financial statement recognition to be completed in the period of enactment; however, in response to the complexities of this new legislation, the Securities and Exchange Commission (“SEC”) staff issued Staff Accounting Bulletin No. 118 (SAB 118) to provide companies with transitional relief. Specifically, when the initial accounting for items under the new legislation is incomplete, the guidance allows the recognition of provisional amounts when reasonable estimates can be made or the continued application of the prior tax law if a reasonable estimate of the effect cannot be made. The SEC staff has provided up to one year for companies to finalize the accounting for the effects of this new legislation, and the Company anticipates finalizing its accounting within that period. The Company has not yet quantified the impact; therefore, the Company has not included the amount in the financial statements for the year ended December 31, 2017. The Company is in the process of performing an analysis to determine the impact and will record any necessary adjustment during the year ended December 31, 2018.

Comprehensive Income

Comprehensive income represents the sum of net income and other amounts that are not included in the income statement as the amounts have not been realized. During the years ended December 31, 2017, 2016 and 2015, there were no differences between the Company’s net income and comprehensive income. Therefore, no separate Statement of Other Comprehensive Income in included in the financial statements for the reporting periods.

Fair Value Measurements

The Company measures certain assets and liabilities at fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The Company uses a three-level fair value hierarchy to prioritize the inputs used to measure fair value and maximizes the use of observable inputs and minimizes the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1 – Quoted market prices in active markets for identical assets or liabilities as of the reporting date.

Level 2 – Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3 – Unobservable inputs that are not corroborated by market data.

The fair values of the Company’s warrant liability and contingent consideration (Preferred A Units Earnout), merchant portfolios, assets and liabilities acquired in mergers and business combinations and the implied fair value of the Company, are primarily based on Level 3 inputs and are generally estimated based upon independent appraisals that include discounted cash flow analyses based on the Company’s most recent cash flow projections and, for years beyond the projection period, estimates based on assumed growth rates. Assumptions are also made regarding appropriate discount rates, perpetual growth rates, and capital expenditures, among others. In certain circumstances, the discounted cash flow analyses are corroborated by a market-based approach that utilizes comparable company public trading values and, where available, values observed in public market transactions.

The carrying values of accounts and notes receivable, accounts payable and accrued expenses, long-term debt and cash, including settlement assets and the associated deposit liabilities approximate fair value due to either the short-term nature of such instruments or the fact that the interest rate of the debt is based upon current market rates.

Warrant Liability

As further discussed in Note 12 – Members Equity, in May 2014, the Company issued warrants to purchase Class A common units representing 1.0% of the outstanding common units. On January 3, 2017, these warrants were cancelled and replaced by the issuance of warrants to purchase Class A common units representing 1.8% of the outstanding common units of the Company. The warrants are accounted for as a liability and recorded at the estimated fair value. See Note 15 - Fair Value of Financial Instruments for further discussion of fair value methodology used to estimate this liability. At the end of each reporting period, the Company records changes in the estimated fair value during the period in interest and other expense. The Company adjusts the warrant liability for changes in fair value until the earlier of: (i) exercise of the warrants or (ii) expiration of the warrants.

F-11

Priority holdings, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Earnings Per Unit

The Company follows the two class method when computing net income per common unit as the warrants issued meet the definition of participating securities. The two-class method determines net income (loss) per common unit for each class of common units and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two class method requires income available to common unitholders for the period to be allocated between common units and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The warrants are participating securities because they have a contractual right to participate in nonforfeitable dividends on a one-for-one basis with the Class A common units.

Recent Accounting Pronouncements

Accounting standards that have been issued or proposed by the Financial Accounting Standards Board (“FASB”) and other standard setting entities that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The following are recent pronouncements relevant to the Company:

Recently Adopted Accounting Pronouncements

In September 2015, the FASB issued ASU 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments, which eliminates the requirement to retrospectively account for changes to provisional amounts initially recorded in a business combination. ASU 2015-16 requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustments are determined, including the effect of the change in provisional amount as if the accounting had been completed at the acquisition date. ASU 2015-16 is effective for reporting periods beginning after December 15, 2016 and is applied prospectively. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force), which provides guidance on the presentation of restricted cash or restricted cash equivalents in the statement of cash flows. For nonpublic entities, ASU 2016-18 will be effective for financial statements issued for fiscal years beginning after December 15, 2018. ASU 2016-18 must be applied using a retrospective transition method with early adoption permitted. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

Recently Issued Pronouncements Not Yet Adopted

In May 2014, the FASB issued ASU 2014-09, amended in August 2015 by ASU 2015-14, Revenue from Contracts with Customers (Topic 606), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The FASB has issued several additional ASUs since this time that add additional clarification to certain issues existing after the original ASU was released. All of the new standards are effective for the Company on January 1, 2019. The standards permit the use of either the retrospective or cumulative effect transition method. The new standard could change the amount and timing of revenue and costs for certain significant revenue streams, increase areas of judgment and related internal controls requirements, change the presentation of revenue for certain contract arrangements and possibly require changes to the Company’s software systems to assist in both internally capturing accounting differences and externally reporting such differences through enhanced disclosure requirements. The Company has not yet selected a transition method and is currently evaluating the effect that the updated standard will have on its consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. This guidance changes how entities account for equity investments that do not result in consolidation and are not accounted for under the equity method of accounting. Entities will be required to measure these investments at fair value at the end of each reporting period and recognize changes in fair value in net income. A practicability exception will be available for equity investments that do not have readily determinable fair values, however; the exception requires the Company to adjust the carrying amount for impairment and observable price changes in orderly transactions for the identical or a similar investment of the same issuer. This guidance also changes certain disclosure requirements and other aspects of current U.S. GAAP. ASU 2016-01 will be effective for the Company for fiscal years beginning after December 15, 2018. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements.

F-12

Priority holdings, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning or the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The ASU is intended to simplify various aspects of accounting for share-based compensation arrangements, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. For example, the new guidance requires all excess tax benefits and tax deficiencies related to share-based payments to be recognized in income tax expense, and for those excess tax benefits to be recognized regardless of whether it reduces current taxes payable. The ASU also allows an entity-wide accounting policy election to either estimate the number of awards that are expected to vest or account for forfeitures as they occur. For nonpublic entities, ASU 2016-09 will be effective for annual periods beginning after December 15, 2017. Early adoption is permitted, in any interim or annual period, with any adjustments reflected as of the beginning of the fiscal year of adoption. The Company is currently evaluating the impact of the adoption of this guidance on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in this update change how companies measure and recognize credit impairment for many financial assets. The new expected credit loss model will require companies to immediately recognize an estimate of credit losses expected to occur over the remaining life of the financial assets (including trade receivables) that are in the scope of the update. The update also made amendments to the current impairment model for held-to-maturity and available-for-sale debt securities and certain guarantees. The guidance will become effective for fiscal years beginning after December 15, 2020. Early adoption is permitted for fiscal years beginning after December 15, 2019. The company is currently evaluating the effect of ASU 2016-13 on its consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The update clarifies how cash receipts and cash payments in certain transactions are presented and classified in the statement of cash flows. The effective date of this update is for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, with early adoption permitted. The update requires retrospective application to all periods presented but may be applied prospectively if retrospective application is impracticable. This guidance requires contingent cash payments to be classified as financing activities up to the amount of the initial contingent liability recognized, with any excess payments classified as operating activities. The Company is currently evaluating the impact of the adoption of this guidance on its statement of cash flows.

In January 2017, the FASB issued ASU 2017-01 “Business Combinations (Topic 805), Clarifying the Definition of a Business,” which provides a more robust framework to use in determining when a set of assets and activities is a business. The framework assists entities in evaluating whether both an input and a substantive process are present. The framework includes two sets of criteria to consider that depend on whether a set has outputs. Although outputs are not required for a set to be a business, outputs generally are a key element of a business; therefore, the FASB has developed more stringent criteria for sets without outputs. The ASU is effective for the Company after December 15, 2018. Early application of the amendments in this Update is allowed under certain circumstances. The Company is currently evaluating the impact of the adoption of this guidance on the Company’s consolidated statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, or ASU 2017-04. ASU 2017-04 simplifies the subsequent measurement of goodwill by eliminating “Step 2” from the goodwill impairment test. ASU 2017-04 is effective for nonpublic entities annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2021. Early adoption is permitted for annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09 Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting, to provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. An entity should account for the effects of a modification unless all the following are met:

F-13

Priority holdings, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1.	The fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the modified award is the same as the fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the original award immediately before the original award is modified. If the modification does not affect any of the inputs to the valuation technique that the entity uses to value the award, the entity is not required to estimate the value immediately before and after the modification.
2.	The vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified.
3.	The classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified.

The ASU is effective for the Company on January 1, 2018. Early adoption is permitted, The Company does not expect the adoption of this ASU to have a material impact on the Company’s consolidated financial statements.

In September 2017, the FASB issued ASU 2017-13 “Revenue Recognition (Topic 605), Revenues from Customers (Topic 606), Leases (Topic 840) and Leases (Topic 842)”, which made amendments to SEC paragraphs pursuant to the Staff Announcement at the July 20, 2017 Emerging Issues Task Force (EITF) Meeting and rescission of prior SEC Staff Announcements and Observer comments. This guidance, which is effective upon the adoption of ASC 606 and 842. The Company will assess the impact of the ASU while assessing the impact from implementing ASC 606 and 842 to the consolidated financial statements.

Concentrations

The Company’s revenue is substantially derived from processing Visa® and MasterCard® bank card transactions. Because the Company is not a Member Bank, in order to process these bank card transactions, the Company maintains sponsorship agreements with three Member Banks as of December 31, 2017, which require, among other things, that the Company abide by the by-laws and regulations of the Card Associations.

Substantially all of the Company’s revenues and receivables are attributable to merchant customer transactions, which are processed primarily by two third-party payment processors.

A majority of the Company’s cash and restricted cash is held in certain financial institutions, substantially all of which is in excess of federal deposit insurance corporation limits. The Company does not believe it is exposed to any significant credit risk from these transactions.

Reclassification

Certain prior year amounts in the consolidated financial statements have been reclassified to conform to the current year presentation, with no effect on net income or members’ equity.

2.       BUSINESS COMBINATION

On June 19, 2015, Priority Payment Systems Holdings, LLC (“PPSH”), a subsidiary of the Company, entered into a definitive agreement to purchase substantially all merchant acquiring related assets, except those identified as excluded, of American Credit Card Processing Corporation and their affiliates (collectively “ACCPC”). The Company purchased access to the ACCPC’s merchant portfolio (i.e., all merchant portfolios’ rights, title and interests in and to the residuals owed to expand our merchant footprint in the United States). The results of the acquired business are being reported by the Company as part of the Consumer Payments segment. The acquisition was financed via additional debt proceeds.

The transaction was accounted for using the acquisition method. Under the acquisition method, the purchase price was allocated to the underlying tangible and intangible assets acquired and the liabilities assumed based on their respective fair values, with the remainder allocated to goodwill. The goodwill is attributable to the general reputation of the business and the collective experience of the management and employees of the Company. The total amount of goodwill related to this transaction is deductible for tax purposes and included in the Consumer Payments reporting unit.

F-14

Priority holdings, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The total purchase consideration was approximately $27.6 million and consisted of cash paid and contingent consideration related to an earnout. The earnout period is defined in the purchase agreement as the period beginning as of June 19, 2015, and for each of the three years thereafter. The minimum possible earnout is $0 and the maximum is $10 million. An earnout achieved, as defined in the purchase agreement, is when the annual growth rate of recurring net revenue received by PPSH with respect to an earnout period has increased over the baseline recurring net revenue by various criteria. The contingent consideration was determined by calculating the future value of the three earnout periods based on management’s expectation of performance of recurring net revenue meeting the various criteria. For the years ended December 31, 2017, 2016 and 2015, the Company recorded a change in fair value of contingent consideration related to ACCPC of $0.4 million, $0.4 million and $0.1 million, respectively, which are included in the consolidated change in fair value of contingent consideration included in the accompanying consolidated statement of operations.

The following table summarizes the acquisition-date fair value of the total consideration transferred:

Purchase consideration
(in thousands)
Cash paid to ACCPC	$26,724
Contingent consideration to ACCPC	900
Total purchase consideration	$27,624

The following table summarizes the acquisition-date fair value for the assets acquired and liabilities assumed on June 19, 2015 (the acquisition date):

(in thousands)
Cash deposits with sponsor banks	$345
Property and equipment	14
Other assets	25
Intangible assets	17,700
Other liabilities	(100)
Total net assets acquired	17,984

Goodwill	9,640
Total purchase consideration	$27,624

The following table summarizes intangible asset values assigned as follows:

	Indicated Fair Value at June 19, 2015	Estimated Remaining Life (years)	Amortization Method
(in thousands)
Non-compete agreements	$900	3.0	Straight-line
Customer relationships:
Relationships: ISO/Agents	1,400	11.0	Accelerated - sum-of-the-year’s digits
Relationships: Merchants	15,400	11.0	Accelerated - sum-of-the-year’s digits
Total value of identified intangible assets	$17,700

The results of operations of ACCPC have been included in the Company’s results since the acquisition date and are not material to the Company’s consolidated financial results. Supplemental pro forma results of operations of the combined entities for the year ended December 31, 2015 have not been presented as the financial impact to the Company’s consolidated financial statements would be immaterial.

F-15

Priority holdings, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

3.       SETTLEMENT ASSETS AND OBLIGATIONS

The Company has relationships with Member Banks to facilitate payment transactions. These agreements allow the Company to route transactions under the Member Banks’ control and identification numbers to clear card transactions through card networks.

Settlement assets and obligations refer to the process of transferring funds for sales and credits between card issuers and merchants. The standards of the card networks restrict non-members from performing funds settlement or accessing merchant settlement funds, and, instead, require that these funds be in the possession of the Member Bank until the merchant is funded.

Timing differences, interchange expense, merchant reserves, and exception items cause differences between the amount the Member Bank receives from the card networks and the amount funded to the merchants. Settlement processing assets and obligations represent intermediary balances arising in the settlement process.

Under the terms of the merchant agreements, the sponsor bank has the sole control and primary responsibility for merchant reserve accounts held to minimize credit risk associated with disputed merchant charges. The Company records settlement obligations for amounts payable to merchants for funds not yet collected in settlement from the processor. The principal components of the Company’s settlement assets and obligations at December 31, 2017 and 2016 are as follows:

(in thousands)
Settlement Assets	2017	2016
Due from card processors	$7,207	$5,127
Card settlement due from merchants	-	563
Total Settlement Assets	7,207	5,690
Settlement Obligations
Due to ACH payees	10,474	4,488
Total settlement assets (obligations), net	$(3,267)	$1,202

Amounts due to ACH payees are offset by restricted cash.

4.       INVESTMENTS IN UNCONSOLIDATED ENTITIES

The Company has non-controlling ownership interests in two entities, AME Commerce, Inc. (“AME”) and PayRight Health Solutions, LLC (“PayRight”). AME sells on-demand website services to small sized merchants. PayRight sells online services and point of service offerings to small sized merchants in the healthcare industry. The Company is required to evaluate its unconsolidated affiliates periodically and as circumstances change to determine if an implied controlling interest exists. During the years ended December 31, 2017, 2016, and 2015 the Company evaluated its investments in unconsolidated entities and concluded that the entities are not variable interests and, therefore, are accounted for under the equity method.

			Total Investment
	Ownership Percentage As of December 31,		As of December 31, (in thousands)
Unconsolidated Entity	2017	2016	2017	2016
AME Commerce	14.3%	14.3%	$260	$272
PayRight Health Solutions	21.8%	21.8%	1,101	1,222

The Company has an equity method investment in AME. On December 23, 2013, the Company purchased 375,000 shares of Series A Preferred Stock at a stock price of $0.50 per share for a total initial investment of $0.2 million. The Company has acquired additional shares of Series A Preferred Stock since its initial investment; (1) in 2014, 200,000 shares at a price of $0.50 per share for a total investment of $0.1 million and (2) in 2015, 175,000 shares at a price of $0.50 per share for a total investment of $0.1 million. At December 31, 2017 and 2016, the Company has invested $0.4 million in exchange for 750,000 shares for a 14.3% interest and is deemed to have significant influence as a Company unitholder also owns an interest in AME. AME experienced a net loss for the years ended December 31, 2017, 2016 and 2015 of which the Company recorded $16,671, $21,280, and $41,492, respectively, as equity loss in unconsolidated entity.

F-16

Priority holdings, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Company has an equity method investment in PayRight Health Solutions. On September 18, 2015, the Company purchased 3,731,540 units of Class AA Member Units for a total investment of $1.1 million. In addition, $0.3 million in “in-kind” services were provided by Priority to PayRight, and PayRight issued 1,183,171 Units (“Service Units”) to Priority in exchange for these specified IT hosting and infrastructure services. The Service Units were issued and fully vested at closing. As of December 31, 2017 and 2016, the Company has invested $1.4 million in exchange for 3,731,540 shares for a 21.8% interest in PayRight. PayRight experienced a net loss for the years ended December 31, 2017 and 2016, of which the Company recorded $0.1 million and $0.1 million as equity in loss in unconsolidated entity. The net loss of PayRight for the year ended December 31, 2015 was $28,352 and was recorded by the Company as equity in loss of unconsolidated entity.

5.       Notes Receivable

The Company has notes receivable from sales agents of $7.2 million and $5.6 million as of December 31, 2017 and 2016, respectively. These notes bear an average interest rate of 10.5% and 12.2% as of December 31, 2017 and 2016, respectively. Interest and principal payments on the notes are due at various dates through April 2021.

Under the terms of the agreements, the Company preserves the right to holdback residual payments due to the applicable sales agents and apply such residuals against future payments due to the Company. Based on the terms of these agreements and historical experience, no reserve has been recorded for uncollectible amounts as of December 31, 2017 and 2016.

Principal contractual maturities on the notes receivable at December 31, 2017 are as follows:

(in thousands)
Year ended December 31,	Maturities
2018	$3,442
2019	2,377
2020	1,251
2021	179
$7,249

F-17

Priority holdings, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

6.       goodwill and intangible assets

As of December 31, 2017 and 2016, goodwill and intangible assets consisted of the following:

(in thousands)	2017	2016
Goodwill	$101,532	$101,532
Other intangible assets:
Merchant portfolios	$46,716	$44,233
Non-compete agreements	3,390	3,390
Tradename	2,580	2,580
Acquired technology (developed internally)	13,200	13,200
Customer relationships	51,090	51,090
	116,976	114,493
Less accumulated amortization:
Merchant portfolios	(41,915)	(40,411)
Non-compete agreements	(3,243)	(2,628)
Tradename	(776)	(562)
Acquired technology (developed internally)	(7,928)	(5,748)
Customer relationships	(21,052)	(15,107)
	(74,914)	(64,456)
	$42,062	$50,037

The weighted-average amortization periods for intangible assets at December 31, 2017 and 2016 are the following:

	Useful Life	Amortization Method	Weighted Average Life
Merchant portfolios	1 – 10 years	Straight-line or double declining	7.2 years
Non-compete agreements	3 years	Straight-line	3 years
Tradename	12 years	Straight-line	12 years
Internally developed technology	6 years	Straight-line	6 years
Customer relationships	10 – 25 years	Sum of years digits	14.9 years

Amortization expense was $10.5 million, $11.9 million, and $12.0 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Goodwill is recorded when an acquisition is made and the purchase price is greater than the fair value assigned to the underlying tangible and intangible assets acquired and the liabilities assumed. In connection with various acquisitions, the Company has recognized $101.5 million of goodwill, all related to the Consumer Payments reporting unit, as of December 31, 2017 and 2016. As the Commercial Payments and Managed Services reporting units have been developed internally and have not been impacted by the addition of goodwill through business combinations, there is no goodwill allocated to these reporting units. There have been no changes to the carrying value of goodwill for years ended December 31, 2017 and 2016. There was no accumulated impairment of goodwill recognized for the years ended December 31, 2017, 2016 or 2015.

F-18

Priority holdings, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The estimated amortization expense of intangible assets as of December 31, 2017 for the next five years and thereafter is (in thousands):

(in thousands)
Year ending December 31,	Maturities
2018	$9,461
2019	8,435
2020	6,326
2021	4,736
2022	3,279
Thereafter	9,825
Total	$42,062

Actual amortization expense to be reported in future periods could differ from these estimates as a result of new intangible asset acquisitions, changes in useful lives, and other relevant events or circumstances.

7.       PROPERTY, EQUIPMENT and Software

A summary of property, equipment, and software as of December 31, 2017 and 2016 follows:

(in thousands)	2017	2016	Useful Life
Furniture and fixtures	$1,871	$1,113	2-7 years
Equipment	6,256	5,658	3-7 years
Computer software	20,443	17,017	3-5 years
Leasehold improvements	4,965	3,525	5-10 years
	33,535	27,313
Less accumulated depreciation	(21,592)	(17,429)
Property, equipment, and software, net	$11,943	$9,884

Computer software represents purchased software and internally developed back office and merchant interfacing systems used to assist the reporting of merchant processing transactions and other related information.

Depreciation expense totaled $4.2 million, $2.8 million, and $3.6 million for the years ended December 31, 2017, 2016 and 2015, respectively.

F-19

Priority holdings, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

8.       accounts payable and accrued expenses

The Company accrues for certain expenses that have been incurred, which are classified within accounts payable and accrued expenses in the accompanying consolidated balance sheets. Accounts payable and accrued expenses as of December 31, 2017 and 2016 consists of the following:

(in thousands)	2017	2016
Accounts payable	$8,751	$3,480
Accrued compensation	6,136	5,101
Other accrued expenses	3,716	2,581
	$18,603	$11,162

9.       LONG-TERM DEBT

Long-term debt as of December 31, 2017 and 2016 consists of the following:

(in thousands)	2017	2016
Term Loan - Senior, matures January 3, 2023 and bears interest at LIBOR plus 6% for 2017 (Actual rate of 7.4% at December 31, 2017)	$198,000	$-
Term Loan - Subordinated, matures July 3, 2023 and bears interest at 5% plus payment-in-kind interest for 2017 (Actual rate of 11.3% at December 31, 2017)	85,118	-
Note payable - Term Loan, matures May 21, 2019 and bears interest at Libor plus 3.8% for 2016 (Actual rate of 4.4% at December 31, 2016)	-	55,000
Note payable - MDTL, matures May 21, 2019 and bears interest at Libor plus 3.8% for 2016 (Actual rate of 4.4% at December 31, 2016)	-	33,696
Total Debt	283,118	88,696
Less: current portion of long-term debt	(7,582)	-
Less: unamortized debt discounts	(3,212)	(654)
Less: deferred financing costs	(4,385)	(948)
Total long-term debt	$267,939	$87,094

2017 Debt Restructuring

On January 3, 2017, the Company restructured its long-term debt by entering into a Credit and Guaranty Agreement with a syndicate of lenders (the “Credit Agreement”). As a result, the syndicate of lenders became senior lenders and Goldman Sachs became a subordinated lender to the Company. The Credit Agreement has a maximum borrowing amount of $225.0 million, consisting of a $200.0 million Term Loan and a $25.0 million revolving credit facility. In addition, on January 3, 2017, the Company entered into a Credit and Guaranty Agreement with Goldman Sachs Specialty Lending Group, L.P. (“GS”) (the “GS Credit Agreement”) for an $80.0 million term loan, the proceeds of which were used to refinance the amounts previously outstanding with GS. The term loans under the Credit Agreement and GS Credit Agreement were issued at a discount of $3.7 million, which is being amortized to interest expense over the lives of the term loans using the effective interest method. The amounts outstanding under the GS Credit Agreement mature on July 3, 2023 and the Credit Agreement matures on January 3, 2023, with the exception of the revolving credit facility which expires on January 2, 2022. There were no amounts outstanding under the revolving credit facility as of December 31, 2017. The 2016 facility, which was refinanced, consisted of a $55.0 million Term Loan, a $45.0 million Multi Draw Term Loan (“MDTL”) and a $5.0 million Revolver, which was due on May 21, 2019.

F-20

Priority holdings, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Borrowings under the Credit Agreement bear interest at a rate equal to, at the Company’s option, either: (i) the Base rate, as defined in the Credit Agreement, plus the applicable margin or (ii) the London Interbank Offered Rate (LIBOR), plus the applicable margin. The Company is required to make quarterly principal payments of $0.5 million. In addition, the Company is obligated to make certain additional mandatory prepayments based on Excess Cash Flow, as defined in the Credit Agreement. As of December 31, 2017, the mandatory prepayment based on Excess Cash Flow was $5.6 million, which has been included in current portion of long-term debt. Interest is payable monthly or quarterly, depending on the type of borrowing.

Borrowings under the GS Credit Agreement bear interest at 5% plus the payment-in-kind (PIK) interest rate, as defined in the GS Credit Agreement. All amounts outstanding, under the GS Credit Agreement are due and payable at maturity. Interest is payable quarterly. As of December 31, 2017, the Company was in compliance with the financial covenants. For the year ended December, 31, 2017, the PIK interest added $5.1 million to the principal amount of the subordinated debt, which totaled $85.1 million as of December 31, 2017.

The Credit Agreement and the GS Credit Agreement contain representations and warranties, financial and collateral requirements, mandatory payment events, and events of default and affirmative and covenants, including without limitation, covenants that restrict among other things, the ability to create liens, merge or consolidate, dispose of assets, incur additional indebtedness, make certain investments or acquisitions, enter into certain transactions (including with affiliates), and to enter into certain leases. Substantially all of the Company’s assets are pledged as collateral under the Credit Agreement and GS Credit Agreement. The financial covenant consists of a Total Net Leverage Ratio, as defined in the Credit Agreement and GS Credit Agreement. As of December 31, 2017, the Company was in compliance with the financial covenant.

The Company determined that the 2017 debt restructuring should be accounted for as a debt extinguishment. The Company recorded an extinguishment loss of approximately $1.8 million, which consisted primarily of certain lender fees incurred in connection with the refinancing, write-offs of unamortized deferred financing fees and original issue discount associated with the extinguishment of the previous debt. Amounts expensed in connection with the refinancing are recorded as a component of interest and other expenses in the accompanying consolidated statement of operations for the year ended December 31, 2017.

On January 18, 2018, the Company amended the Credit Agreement. See Note 18 - Subsequent Events.

The Company recorded $23.8 million, $4.1 million and $3.5 million of interest expense for the years ended December 31, 2017, 2016, and 2015, respectively.

Principal contractual maturities on the Company’s long-term debt as of December 31, 2017 are as follows:

(in thousands)
Year ending December 31,	Maturities
2018	$7,582
2019	2,000
2020	2,000
2021	2,000
2022	2,000
Thereafter	267,536
$283,118

F-21

Priority holdings, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Warrants

In connection with the prior GS Credit Agreement, the Company issued warrants to GS to purchase 1.0% of the Company’s outstanding Class A Common units. The warrants had a term of 7 years, an exercise price of $0 and could have been exercised at any time prior to termination date. Since the obligation was based solely on the fact that the 1.0% interest in equity of the Company was fixed and known at inception as well as the fact that GS could exercise the warrants, with a settlement in cash, any time prior to the expiration date of May 21, 2021, the warrants were required to be recorded as a liability.

As part of the 2017 debt restructuring, the 1.0% warrant was extinguished and the Company issued new warrants to GS to purchase 1.8% of the Company’s outstanding Class A common units. The warrants have a term of 7 years, an exercise price of $0 and may be exercised at any time prior to expiration date. Since the obligation is based solely on the fact that the 1.8% interest in equity of the Company is fixed and known at inception as well as the fact that GS may exercise the warrants, with a settlement in cash, any time prior to the expiration date of December 31, 2023, the warrants are required to be recorded as a liability.

As of December 31, 2017 and 2016, the warrants have a fair value of $8.7 million and $4.4 million, respectively, and are presented as a warrant liability of the accompanying consolidated balance sheets. The $4.3 million, $1.2 million and $1.4 million increases in fair value of the warrants for the years ended December 31, 2017, 2016 and 2015, respectively, are included in interest and other expense in the consolidated statements of operations. The interest expense includes $0.5 million, $0.3 million, and $0.3 million of debt discount amortization in 2017, 2016 and 2015, respectively.

Deferred Financing Costs

Deferred financing costs consist of fees paid to the lenders, attorneys and third-party costs related to execution of the credit facilities. Capitalized deferred financing costs related to the Company’s credit facilities totaled $5.1 million and $1.9 million at December 31, 2017 and 2016, respectively. Deferred financing costs are being amortized using the effective interest method over the remaining term of the respective debt and are recorded as a component of interest expense. The Company recognized interest expense related to the amortization of deferred financing costs of $0.7 million, $0.4 million and $ 0.3 million for the years ended December 31, 2017, 2016 and 2015, respectively. Long-term debt is shown net of deferred financing costs in the consolidated balance sheets.

10. COMMITMENTS AND CONTINGENCIES

Leases

The Company has various operating leases for office space and equipment. These leases range in terms from 12 months to 16 years and have rates ranging from $36 per month to $25,840 per month and do not include any renewal periods.

Future minimum lease commitments under non-cancelable operating leases with initial or remaining terms in excess of one year are as follows:

Years ending December 31,	Operating Leases (in thousands)
2018	$1,476
2019	1,057
2020	841
2021	848
2022	936
Thereafter	4,869
$10,027

Total rent expense for the years ended December 31, 2017, 2016 and 2015 was $1.5 million, $1.3 million and $1.3 million, respectively, which is included in selling, general, and administrative expenses in the accompanying consolidated statements of operations.

F-22

Priority holdings, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Legal Proceedings

In September 2013, Tigrent Group, Inc. et.al. (“Plaintiffs”), filed a complaint against both Cynergy Holdings, LLC et.al. (a subsidiary of the Company) and Bank of America (collectively “Defendants”). The state court complaint alleges, among other things, that the Defendants knowingly or negligently allowed non-party Process America, Inc. (“PA”) to misappropriate funds from Plaintiffs’ bank account. Plaintiffs also allege that the Defendants failed to fulfill their contractual obligations to Plaintiffs under written credit card processing agreements and Defendants willfully, fraudulently or negligently covered up such breaches. Defendants successfully obtained a partial dismissal of Plaintiffs’ claim for vicarious liability and portions of the claim for breach of contract. Remaining causes of action include breach of contract, common law fraud, and negligent misrepresentation. This matter has been settled and resulted in a loss to the Company of $2.2 million, which was recorded as other operating expenses in the accompanying consolidated statement of operations for the year ended December 31, 2017.

Other

The Company is involved in certain other legal proceedings and claims, which arise in the ordinary course of business. In the opinion of the Company, based on consultations with inside and outside counsel, the results of any of these ordinary course matters, individually and in the aggregate, are not expected to have a material effect on its results of operations, financial condition, or cash flows. As more information becomes available, if the Company should determine that an unfavorable outcome is probable on a claim and that the amount of probable loss that it will incur on that claim is reasonably estimable, it will record an accrued expense for the claim in question. If and when the Company records such an accrual, it could be material and could adversely impact its financial condition, results of operations, and cash flows.

11. RELATED PARTY TRANSACTIONS

Through January 3, 2017, the Company had a management services agreement and an annual bonus payout with one of its member owners, Comvest. For the years ended December 31, 2016 and 2015, the Company incurred a total of $0.3 million and $0.4 million, respectively, for the management service fees and annual bonus payout, which are recorded in selling, general and administrative expenses in the accompanying consolidated statement of operations.

The Company has a management services agreement and an annual bonus payout with PSD Partners, which is owned by a member of Priority Investment Holdings, LLC, which is the member owner of Priority Holdings, LLC. For the years ended December 31, 2017, 2016 and 2015, the Company incurred a total of $0.8 million, $0.8 million and $0.8 million, respectively, for costs related to management service fees, annual bonus payout and occupancy fees, which are recorded in selling, general and administrative expenses in the accompanying consolidated statement of operations.

12. MEMBERS’ EQUITY

On May 21, 2014 Priority Payment Systems Holdings, LLC (“PPSH”) entered into a definitive agreement to merge with Pipeline Cynergy Holdings, LLC (“PCH”) (the “Plan of Merger”). The merger resulted in the formation of Priority Holdings, LLC (“PH”). The transaction resulted in a change in control effective on the day of the closing, May 21, 2014. As a result of the merger, the membership units in PPSH and PCH ceased to exist and were converted into Class A Preferred units, Class A Common units, Class C common units and cash consideration. Equity interest in the merged entity was issued to former PPSH equityholders in the form of 2,701,342 PH Class A Preferred units, 4,990,000 PH Class A Common units and 1,500,000 PH Class C Common units.

On January 3, 2017, the Company used the proceeds from the 2017 debt restructuring (See Note 9 – Long-Term Debt) to redeem 4,681,590 Class A Common units for $200.0 million (the “Redemption”). Concurrently with the redemption, (i) the Company and its members entered into an amended and restated operating agreement that eliminated the Class A Preferred units and the Class C Common units and (ii) the Plan of Merger was terminated which resulted in the cancellation of related contingent consideration due to the Preferred A unitholders.

On January 31, 2017, the Company entered into a redemption agreement with one of its minority unitholders to redeem their Class A Common units for a total redemption price of $12.2 million. The Company accounted for the Common Unit Repurchase Obligation as a liability because it is required to redeem these Class A Common units for cash. The liability was recorded at fair value at the date of the redemption agreement, which was equal to the redemption value. Under this agreement, the Company redeemed $3.0 million of Class A Common units in April 2017. As of December 31, 2017, the Common Unit Repurchase Obligation had a redemption value of $9.2 million.

F-23

Priority holdings, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Class A common units redeemed in January and April 2017 were then cancelled by the Company. The redemption transactions and the amended and restated operating agreement resulted in a one unitholder gaining control and becoming the majority unitholder of the Company. These changes in the equity structure of the Company have been recorded in the Statement of Changes in Members’ Equity(Deficit) as capital transactions.

The equity structure of the Company is as follows as of December 31, 2017 and 2016:

	2017		2016
(in thousands)	Authorized	Issued	Authorized	Issued
Class A Preferred Units, non-voting	-	-	2,701	2,701
Class A Common Units, voting	5,249	5,249	10,000	10,000
Class B Common Units, non-voting	335	302	638	638
Class C Common Units, non-voting	-	-	1,500	1,500

Members owning Class A Common Units that are vested units shall be entitled to one vote per vested Class A Common Unit. Members that own Class B and/or Class C Common Units shall have no voting rights with respect to such Class B Common Units or Class C Common Units. Member owning Preferred Units shall have no voting rights with respect to such Preferred Units. Members owning any Units will not be liable personally for any debt, obligation or liability of the Company, with the exception of the liability to make Capital Contributions to the Company pursuant to the terms and conditions of any agreements.

Distributions to Members must be approved by the board of directors. Rights to distributions are restricted by class of Unit as described in the Amended and Restated Limited Liability Company Agreement of Priority Holdings, LLC dated as of May 21, 2014. Members owning any Units will be required to return any distribution if made incorrectly. The Company paid distributions to members of $3.4 million, $10.0 million, and $3.7 million to the members during the years ended December 31, 2017, 2016, and 2015 respectively.

The Company, per the Equity Distribution Agreement dated May 21, 2014, shall make the following distributions to PCH Holdings: 0.3% of the first $150.0 million of distributions in respect of the Class A Common Units held by the Priority Members and/or their respective successors and assigns (such distributions, the “reallocated distributions”); provided that each Priority Member shall bear its pro rata share of the reallocated distributions based on (x) the aggregate number of Class A Common Units held by such Priority Member divided by (y) the aggregate number Class A Common Units held by all the Priority Members. For purposes of clarity, the aggregate amount of the reallocated distributions shall not exceed $0.4 million.

The Class A Preferred Units were contingently redeemable upon the qualified public offering of the Company of more than $25.0 million. The preferred units had a preferred return accruing daily at the rate of 6% per annum, compounded annually, and contingent upon a change in control as defined in the operating agreement. The redemption value of the Class A Preferred Units was $2.7 million as of December 31, 2016 and all Class A Preferred Units were cancelled on January 3, 2017.

Subsequent to January 3, 2017, the amended and restated operating agreement calls for distributions on a liquidation basis to be paid first to Class A common unitholders up to amounts specified in the operating agreement, then to Class B (representing profits interests) holders based on amounts defined in the amended and restated operating agreement.

Prior to January 3, 2017, the operating agreement calls for distributions on a liquidation basis to be paid first to Class A common unitholders up to amounts specified in the operating agreement, then to Class B and C common unitholders based on amounts defined in the operating agreement. Upon a change of control distributions of any net proceeds received would be allocated first to Preferred Series A holders to receive distributions up to the sum of the Unreturned Capital of such Preferred Units and the Unpaid Preferred Return thereon, second to Class A Common holders up to amounts specified in the operating agreement, then to Class B (representing profits interests) and Class C common holders based on amounts defined in the operating agreement.

F-24

Priority holdings, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

13. Employee Benefit PLAN

The Company adopted the Pipeline 401(k) Profit Sharing Plan and Trust (“the Plan”) effective January 1, 2010. The Plan name has been changed to the Priority Payment Systems 401(k) Plan. The Plan is a defined contribution savings plan established by Pipeline, an affiliate under common ownership, but the terms of the Plan allow affiliates (including those of the Company) to participate in the plan in order to minimize administrative costs for both companies. The Company may match participant-elective deferrals at its discretion. Contributions may vary from year to year. Discretionary employer contributions to the Plan for the years ended December 31, 2017, 2016 and 2015 were $1.0 million, $0.8 million, and $0.8 million, respectively.

14. Incentive interest plan

In 2014, as part of the merger with Pipeline Cynergy Holdings, the Company established the Priority Holdings Management Incentive Plan (the “Plan”) pursuant to the Operating Agreement of Priority Holdings, LLC, for which selected Company employees and contractors may be awarded Management Incentive Units representing a fractional part of the interests in Profits, Losses and Distributions of the Company and having the rights and obligations specified with respect to Class B Common Units or such other class of Units as the Board may establish from time to time in the Operating Agreement.

The management incentive interest units are intended to qualify as a compensatory benefit plan within the meaning of Rule 701 of the U.S. Securities Act of 1933 and the issuance of Management Incentive Units pursuant thereto is intended to qualify for the exemption from registration under the Securities Act provided by Rule 701; provided that the foregoing shall not restrict or limit the Company’s ability to issue any Management Incentive Units pursuant to any other exemption from registration under the Securities Act available to the Company. The Management Incentive Units are intended for U.S. federal income tax purposes to be “profits interests” within the meaning of Internal Revenue Service Revenue Procedures 93-27 and 2001-43.

Under the Plan, the Board of Managers determines the terms and conditions of the profits interests granted. The majority of awards vest over the requisite service period or periods during which an employee is required to provide service in exchange for an award under the incentive interest plan. The profits interest units will vest at a rate of 40% or 20% as of September 21, 2016 and then in evenly across the remaining 3-5 years.

Concurrently with the Redemption disclosed in Note 12 – Members’ Equity, the Management Incentive Units were adjusted to maintain their pro-rata participation with the remaining membership interests by reducing the total number of units available and outstanding. The adjustment did not impact the value, terms, or vesting conditions of the Management Incentive Units. All employee units forfeited are eligible to be reissued in subsequent grants. Therefore, forfeited units are included in shares available for grant as of the end of each period. A summary of the activity under the plan is presented below:

	Units Available for Grant	Units Granted
Balance at December 31, 2015	-	-
Units authorized during 2016	638,297	-
Units granted during 2016	(638,297)	638,297
Balance at December 31, 2016	-	638,297
Pro rata adjustment	-	(303,257)
Units forfeited during 2017	33,504	(33,504)
Balance at December 31, 2017	33,504	301,536

F-25

Priority holdings, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	Number of Units	Weighted-Average Grant- Date Fair Value
Vested units at December 31, 2015	-	$-
Vested during 2016	184,468	7.97
Vested units at December 31, 2016	184,468	7.97
Pro rata adjustment of Vested units	(87,641)	15.18
Vested during 2017	87,111	15.18
Vested units at December 31, 2017	183,938	$15.18

	Number of Units	Weighted-Average Grant- Date Fair Value
Non-vested units at December 31, 2015	-	$-
Issued during 2016	638,297	7.97
Vested during 2016	(184,468)	7.97
Non-vested units at December 31, 2016	453,829	7.97
Pro rata adjustment	(215,616)	15.18
Vested during 2017	(87,111)	15.18
Forfeited during 2017	(33,504)	15.18
Non-vested units at December 31, 2017	117,598	$15.18

Unit-based compensation expense was $1.0 million and $2.3 million for years ended December 31, 2017 and 2016. There was no equity-based compensation expense for the year ended December 31, 2015 as the Plan was not active during the year. As of December 31, 2017 there is approximately $1.3 million of total unrecognized compensation cost related to non-vested share units granted under the plan. Under the plan there is no stated exercise price per unit.

To estimate the fair value of at date of grant, the Company utilized an option-pricing method based on the distribution of proceeds as described in the Operating Agreement. The option-pricing method treats common units and preferred units as call options on the equity value of the subject company, with exercise prices based on the liquidation preference of the common and preferred units. The common and preferred units are modeled as a call option that gives its owner the right but not the obligation to exercise the instrument at a pre-determined or exercise price. In the model, the exercise price is based on a comparison with the Company’s equity value rather than, in the case of a “regular” call option, a comparison with a per-share unit price. The option-pricing method has commonly used the Black-Scholes model to price these call options. Key inputs utilized in the method are shown in the table below:

Grant Date – September 2016
Risk-free interest rate	0.90%
Dividend yield	-
Expected volatility	30.0%
Expected term (in years)	2.8

Risk-free interest rate — The risk-free rate for units granted during the period was determined by using a zero-coupon U.S. Treasury rate for the periods that coincided with the expected terms listed above.

Expected dividend yield — No routine dividends are currently being paid, or are expected to be paid in future periods.

Expected volatility — The expected volatility is based on the historical volatilities of a group of guideline public companies.

Expected term—estimated time to a liquidity event.

F-26

Priority holdings, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

15. Fair value measurements

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures.

The following is a description of the valuation methodology used for the warrant and contingent consideration which are recorded at fair value.

Warrant

The warrant issued by the Company to GS in connection with the credit facility is recorded at fair value on a recurring basis. A current market valuation model is used to estimate the fair value of the Company as the warrant allows GS, as of December 31, 2016, to obtain Class A Common Units representing a 1% interest. In January 2017, these warrants were cancelled and replaced by the issuance of warrants to purchase Class A Common Units representing 1.8% of the outstanding Class A Common Units of the Company. See Note 9 – Long-Term Debt. The Company estimates the fair value of the Company using a weighted-average of values derived from generally accepted valuation techniques, including market approaches, which consider the guideline public company method, the guideline transaction method, the recent funding method, and an income approach, which considers discounted cash flows. The Company adjusts the carrying value of the warrant to fair value as determined by the valuation model and recognizes the change in fair value as an increase or decrease in interest and other expense. As such, the Company classifies the warrant subjected to recurring fair value measurement as Level 3.

Contingent Consideration – Preferred A Units Earnout

In conjunction with the merger disclosed in Note 1 – Nature of Business and Summary of Significant Accounting Policies, the Company provided a contingent preferred equity earnout plan. A current market valuation model, as described above, is used to estimate the fair value of the Company which, in turn, establishes the value of the preferred equity earnout contingent consideration. The Company adjusts the carrying value of the contingent consideration to fair value as determined by the valuation model and recognizes the change in fair value as “Change in fair value of contingent consideration.” The Company used a multiple of ten times the adjusted EBITDA, and applied a discount of 30% for lack of control and marketability in determining the value of the units. As such, the Company classifies the contingent consideration subjected to recurring fair value measurement as Level 3.

The table below presents the recorded amount of the warrants and contingent consideration classified as liabilities measured at fair value on a recurring basis as of December 31, 2017 and 2016.

(in thousands)	Level 1	Level 2	Level 3	Total
Balance as of December 31, 2017
Warrant liability	$-	$-	$8,701	$8,701
Contingent consideration	-	-	-	-
	$-	$-	$8,701	$8,701

	Level 1	Level 2	Level 3	Total
Balance as of December 31, 2016
Warrant liability	$-	$-	$4,353	$4,353
Contingent consideration	-	-	4,222	4,222
	$-	$-	$8,575	$8,575

F-27

Priority holdings, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following table shows a reconciliation of the beginning and ending balances for liabilities measured at fair value on a recurring basis using significant unobservable inputs that are classified as Level 3 in the fair value hierarchy for the years ended December 31, 2017, 2016 and 2015:

	Warrant Liability	Contingent Consideration
Balance at December 31, 2014	$1,714	$6,562
Additional contingent consideration	-	900
Adjustment to fair value included in earnings	1,435	(575)
Balance at December 31, 2015	3,149	6,887
Adjustment to fair value included in earnings	1,204	(2,665)
Balance at December 31, 2016	4,353	4,222
Extinguishment of GS 1.0% warrant liability (Note 9)	(4,353)	-
GS 1.8% warrant liability (Note 9)	4,503	-
Release and adjustment of contingent consideration (Note 12)	-	(4,222)
Adjustment to fair value included in earnings	4,198	-
Balance at December 31, 2017	$8,701	$-

There were no transfers among the fair value levels during the years ended December 31, 2017, 2016 and 2015.

16. SEGMENT Information

The Company’s operating segments are based on the Company’s product offerings and consist of the following: Consumer Payments and Commercial Payments and Managed Services, which are organized by services the Company provides and its distinct business units. The Commercial Payments and Managed Services operating segments have been combined into one Commercial Payments and Managed Services reportable segment. To manage the business, the Company’s Chairman and Chief Executive Officer (“CEO”) both collectively serve as the chief operating decision makers (“CODM”). To manage the business, the CODM evaluates the performance and allocate resources based on the operating income of each segment. The operating income of the Consumer Payments segment includes the revenues of the segment less expenses that are directly related to those revenues as well as operating overhead, shared costs and certain compensation costs. The Commercial Payments and Managed Services segment includes the revenues of the segment less only the expenses that are directly related to those revenues. Interest and other income, interest and other expense and equity in income or loss of unconsolidated affiliates are not allocated to the individual segments. The Company does not evaluate the performance of or allocate resources to operating segments using asset data. The accounting policies of the reportable operating segments are the same as those described in the Summary of Significant Accounting Policies in Note 1 – Nature of Business and Summary of Significant Accounting Policies. Below is a summary of each segment:

•	Consumer Payments – represents all consumer related services and offerings both merchant acquiring and transaction processing including the proprietary MX enterprise suite. Either through acquisition of merchant portfolios or through resellers, the Company becomes a party or enters into contracts with a merchant and a sponsoring bank. Pursuant to the contracts, for each card transaction, the sponsoring bank collects payment from the credit, debit or other payment card issuing bank, net of interchange fees due to the issuing bank, pays credit card association (e.g., Visa, MasterCard) assessments and pays the transaction fee due to the Company for the suite of processing and related services it provides to merchants, with the remainder going to the merchant.

•	Commercial Payments and Managed Services – represents services provided to certain enterprise customers. Commercial Payments and Managed Services revenue is primarily derived from providing an outsourced sales force to those customers. Commercial Payments and Managed Services also includes accounts payable automation and other various services provided to commercial customers.

F-28

Priority holdings, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Information on segments and reconciliations to consolidated revenues, consolidated operating income and consolidated depreciation and amortization are as follows for the periods presented:

	Year Ended December 31,
(in thousands)	2017	2016	2015
Revenues:
Consumer Payments	$400,320	$322,666	$270,610
Commercial Payments and Managed Services	25,299	21,448	15,634
Consolidated Revenues	$425,619	$344,114	$286,244

Operating income:
Consumer Payments	$33,363	$23,188	$13,790
Commercial Payments and Managed Services	1,886	2,652	769
Consolidated operating income	$35,249	$25,840	$14,559

Depreciation and amortization:
Consumer Payments	$14,324	$14,396	$15,309
Commercial Payments and Managed Services	350	337	324
Consolidated depreciation and amortization	$14,674	$14,733	$15,633

A reconciliation of total operating income to the Company’s net income is as follows:

	Year Ended December 31,
	2017	2016	2015
(in thousands)
Total Operating income	$35,249	$25,840	$14,559
Less: Interest expense, net	(30,522)	(5,492)	(5,222)
Less: Equity in loss of unconsolidated entities	(133)	(162)	(70)
Net income	$4,594	$20,186	$9,267

F-29

Priority holdings, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The table below presents total assets for each reportable segment as of December 31, 2017 and 2016:

(in thousands)	2017	2016
Total Assets:
Consumer Payments	$216,345	$213,351
Commercial Payments and Managed Services	50,362	42,699
Consolidated assets	$266,707	$256,050

The Company’s results of operations and financial condition are not significantly reliant upon any single customer for the years ended December 31, 2017, 2016 and 2015. Substantially all revenues are generated in the United States.

17. EArnings PEr UNIT

The following table sets forth the computation of the Company’s basic and diluted earnings per unit:

	Year Ended December 31,
(in thousands except per unit data)	2017	2016	2015
Numerator:
Net income	$4,594	$20,186	$9,267
Less: Income allocated to participating securities	(236)	(101)	(56)
Net income available to common unitholders	4,358	20,085	9,211
Denominator:
Weighted average units outstanding – basic and diluted	5,098	10,000	10,000
Basic and diluted earnings per unit	$0.85	$2.01	$0.92

As of December 31, 2017 and 2016, there were 301,536 and 638,297 non-voting Class B units as well as warrants to issue 1.8% and 1% of the outstanding Class A Common units of the Company that are anti-dilutive. There were no dilutive common unit equivalents for the years ended December 31, 2017, 2016 and 2015.

18. SUBSEQUENT EVENTS

Subsequent events have been evaluated from the balance sheet date through April 18, 2018, the date on which the condensed consolidated financial statements were available to be issued.

On January 11, 2018, the Company increased its senior debt by $67.5 million and amended the GS warrant to increase from 1.8% to 2.2% of Class A Common units. The proceeds of the loan were used for the redemptions described below.

On January 17, 2018, the Company redeemed 115,751 Class A Common units for $5.0 million and 295,834 Class A Common units for $26.0 million. On January 19, 2018, the Company redeemed 445,410 Class A Common Units for $39.0 million. On February 23, 2018, the Company redeemed 96,999 Class A Common Units for $4.2 million. These redemptions resulted in Priority being 100% owned and held by one unitholder.

On February 26, 2018, as amended, the unitholders of the Company entered into a contribution agreement with M I Acquisitions, Inc. (“MI”), a special purpose acquisition corporation, pursuant to which MI agreed to acquire all of the outstanding equity interests of the Company.

F-30